Exhibit 10.10

Agreement on Authorization to Exercise Shareholder’s Voting Power in Shanghai eHi Information Technology Service Co., Ltd. Among Shanghai eHi Car Rental Co., Ltd., Han Hongtao and Xie Chun

March 13, 2014

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Agreement on Authorization to Exercise Shareholder’s Voting Power

This Agreement on Authorization to Exercise Shareholder’s Voting Power (hereinafter referred to as “this agreement”) was entered into among and by following parties on March 13, 2014 in Shanghai, the People’s Republic of China (hereinafter referred to as “PRC”):

(1) Shanghai eHi Car Rental Co., Ltd (hereinafter referred to as “eHi Car Rental”)

Address: 12th Floor, Guosheng Center, 388 Daduhe Road No. 5, Putuo District, Shanghai

(2) Han Hongtao:

ID No.: 310109196810262014

(3) Xie Chun:

ID No.: 320623197901246459

(Hereinafter individually referred to as “each shareholder”)

Whereas:

1. Each shareholder is a current shareholder of the target company and holds equity interests in the target company;

2. Each shareholder tends to separately entrust an individual designated by eHi Car Rental to perform his voting right and eHi Car Rental agrees to designate related personnel to accept such entrustment.

It is agreed as follows through friendly negotiation:

Article I Entrustment of Voting Right

1.1 Each shareholder hereby irrevocably agrees to respectively sign a letter of authorization, authorizing ZHANG RUIPING (Passport No.: 711188529; hereinafter referred to as “the trustee”) to, in accordance with Chinese laws, perform following rights under the Articles of Association of the target company available to each shareholder as the target company’s shareholder (hereinafter collectively referred to as “entrusted rights”).

(1) Attend meetings of shareholders of the target company as an agent of each shareholder;

(2) Represent each shareholder to exercise voting right on all matters subject to the discussion and resolution of the meeting of shareholders (including but not limited to designation and election of senior executives of the target company, such as Director and General Manager);

(3) Propose to hold an extraordinary meeting of shareholders;

(4) Any voting rights of shareholders set forth by laws;

(5) Other shareholder’s voting rights under the Articles of Association of the target company (including any other shareholder’s voting rights specified by Articles of Association as amended).

1.2 The precondition of the foregoing authorization and entrustment is eHi Car Rental’s consent to the foregoing authorization and entrustment. Only when eHi Car Rental issues a written notice about trustee replacement to each shareholder, each shareholder shall immediately cancel the entrustment with the existing trustee under this agreement and authorize eHi Car Rental to designate other personnel to perform entrusted rights in accordance with this agreement. Once a new authorization and entrustment is made, the previous authorization and entrustment shall be replaced. Under other circumstances, each shareholder shall not cancel entrustment and authorization with the trustee.

1.3 The trustee shall, within the scope of authorization specified by this agreement, prudently and diligently perform entrusted obligations in accordance with laws and the Articles of Association of the target company, ensure that convening procedures, voting methods and contents of the meetings of shareholders be in consistent with the laws, administrative regulations or the Articles of Association of the target company. Each shareholder shall acknowledge any legal consequences caused by the trustee’s performance of foregoing entrusted rights and bear corresponding liabilities.

1.4 Each shareholder hereby confirms the trustee needs not solicit opinions from each shareholder before performing foregoing entrusted rights, unless otherwise specified by Chinese laws. But after a resolution or a proposal about convening an extraordinary meeting of shareholder is made, the trustee shall inform each shareholder of the same in a timely manner.

Article II Right to Know

For the purpose of performing entrusted rights under this agreement, the trustee shall have the right to understand various related information of the target company, such as operation, business, client, finance and employee, inspect and review related materials of the target company (including but not limited to any account books, statements, contracts, internal correspondences and all minutes of the Board of Directors and other documents in connection with the finance, business and operation) and the target company shall provide full assistance.

Article III Exercise of Entrusted Rights

3.1 Each shareholder will provide full assistance for the trustee to exercise entrusted rights, including timely execution of resolutions of meeting of shareholders made by the trustee in connection with the target company or other relevant legal documents if necessary (such as the documents for the satisfaction of the governmental authority’s requirement on submission of documents for approval, registration and filing).

3.2 If empowerment or exercise of entrusted rights under this agreement cannot be realized for any reason (excluding breach by each shareholder or the target company) at any time during the period of this agreement, each party shall immediately look for an alternative solution mostly similar to the unrealized provision and sign a supplementary agreement or adjust terms of this agreement if necessary so as to ensure continuous realization of the purpose under this agreement.

Article IV Exemptions and Indemnification

The target company and each shareholder agree to compensate and indemnify eHi Car Rental and the trustee against all losses suffered or to be suffered as a result of the trustee’s exercise of the entrusted rights, including but not limited to any losses incurred due to lawsuit, recovery, arbitration or claim made by the third party or the governmental authority’s administrative investigation and punishment. Losses incurred due to the intentional or severe fault of eHi Car

Rental or the trustee are excluded from the scope of the compensation and indemnification.

Article V Representations and Warrants

5.1 Each shareholder separately and jointly represents and warrants as follows:

5.1.1 Each shareholder is a Chinese citizen with full capacity, has full and independent legal status and legal capacity and may independently behaves as a subject of litigation.

5.1.1 Each shareholder has full right and authorization of signing and delivering this agreement and all other documents related to transactions under this agreement and full right and authorization of completing transactions under this agreement.

5.1.3 This agreement is legally and duly signed and delivered by each shareholder and constitute legal and binding obligations of each shareholder and is enforceable in accordance with this agreement.

5.1.4 When this agreement takes effect, each shareholder is a registered legitimate shareholder of the target company. Except for the rights under this agreement, the Equity Pledge Agreement signed with eHi Car Rental and the Exclusive Equity Transfer Option Agreement signed with the target company and eHi Car Rental, entrusted rights are free of any third party’s rights. In accordance with this agreement, the trustee may completely and fully exercise entrusted rights in accordance with Chinese laws and Articles of Association of the target company then in effect.

5.2  The target company and eHi Car Rental respectively represent and warrant as follows:

5.2.1  It is a limited liability company duly registered and legally existing in accordance with laws, has independent corporate capacity, has full and independent legal status and legal capacity to sign, deliver and perform this agreement and may independently behaves as a subject of litigation.

5.2.2 It has full right and authorization of signing and delivering this agreement and all other documents related to transactions under this agreement and full right and authorization of completing transactions under this agreement.

5.3 The target company further represents and warrants that each shareholder is a registered legitimate shareholder of the target company when this agreement takes effect. In accordance with this agreement, the trustee may completely and fully exercise entrusted rights in accordance with Chinese laws and Articles of Association of the target company then in effect.

5.4 Each party hereby confirms each shareholder has, in accordance with terms and conditions of Equity Pledge Agreement signed by each shareholder and eHi Car Rental on March 13, 2014, pledged shares respectively held by each shareholder in the target company to eHi Car Rental so as to guarantee each shareholder and the target company’s performance of obligations under this agreement.

Article VI Term of this Agreement

6.1 In accordance with Article 6.2, this agreement shall take effect after each party officially signs this agreement and remain effective until March 12, 2034, unless each party agrees to early terminate this agreement in writing or early terminate this agreement in accordance with Article 8.1 of this agreement.

6.2 If a shareholder transfers all shares in the target company upon the prior approval by eHi Car Rental, such shareholder will not be a party of this agreement but the obligations and commitments of other parties under this agreement shall not be affected.

Article 7 Notice

7.1 Any notices, requests, requirements and other correspondences under this agreement or made in accordance with this agreement shall be served to related parties in writing.

7.2 If foregoing notices or other correspondences are sent through fax, they shall be deemed to have been served upon sending. In case of personal delivery, they shall be deemed to have been served upon personal delivery. In case of delivery through mail, they shall be deemed to have been served five (5) days after mailing.

Article VIII Liabilities for Breach

8.1 Each party agrees and acknowledges if either party (hereinafter referred to as “Breaching Party”) substantially beaches any provision under this agreement or substantially fails to perform any obligation under this agreement, such party shall be deemed to have constituted breach of this agreement (hereinafter referred to as “Breach”) and any other non-breaching party (hereinafter referred to as “Non-breaching Party”) shall have the right to require the breaching party to make correction or take remedial measures within the reasonable period. If the breaching party fails to make correction or take remedial measures within the reasonable period or within ten (10) days after non-breaching party informs breaching party of breach in writing and requires correction, non-breaching party shall have the right to, at its own discretion, determine to: (1) terminate this agreement and require the breaching party to make a full compensation for damages; or (2) require the breaching party to perform obligations under this agreement and make a full compensation for damages.

8.2 Notwithstanding other provisions of this agreement, effectiveness of this article shall survive suspension or termination of this agreement.

Article 9 Miscellaneous

9.1 This agreement is executed in Chinese in three (3) originals, with each party of this agreement holding one.

9.2 Execution, validation, performance, modification, interpretation and termination of this agreement shall be governed by laws of the People’s Republic of China.

9.3 Any disputes arising from or in connection with this agreement shall be settled by each party through negotiation. If no a consensus is reached within thirty (30) days after occurrence of disputes, such disputes shall be submitted to Shanghai Sub-commission of China International Economic and Trade Arbitration for arbitration in Shanghai in accordance with arbitration rules of such commission. Arbitration award shall be final and binding upon parties involved in disputes.

9.4 Any rights, authorities and remedies empowered by any terms of this agreement to either party shall not preclude any other rights, authorities or remedies conferred to such party by legal provisions and other terms of this agreement and either party’s performance of rights, authorities and remedies shall not preclude such party from performance of other rights, authorities and remedies conferred to such party.

9.5 Either party’s nonperformance or delayed performance of rights, authorities and remedies conferred by this agreement or laws (hereinafter referred to as “such rights”) will not result in waiver of such rights and any individual or partial waiver of such rights will not preclude performance of such rights in other forms and other performance of such rights.

9.6 Headings of this agreement are merely for convenience of reference and shall not be used for interpretation or affect interpretation of articles of this agreement under any circumstances.

9.7 Each term of this agreement is indivisible and independent from any other terms. If any one or more terms of this agreement become invalid, illegal or unenforceable at any time, effectiveness, legitimacy and enforceability of other terms of this agreement shall not be affected.

9.8 Any revision and supplement of this agreement shall be made in writing and shall not take effect until each party of this agreement duly signs.

9.9 Without prior written consent from eHi Car Rental, the target company and each shareholder shall not transfer any rights and/or obligations under this agreement to the third party. After giving a notice to each shareholder and the target company and on the precondition of not breaching Chinese laws, eHi Car Rental shall have the right to transfer its any rights and/or obligations to designate any third party.

9.10 This agreement shall be binding upon legitimate successor of each party.

(Remainder of Page Intentionally Left Blank)

[Signature Page]

In witness whereof, this Agreement on Authorization to Exercise Shareholder’s Voting Power is signed by following parties on the date and in the place first written above.

Shanghai eHi Car Rental Co., Ltd.

(Seal)

By:	/s/ Ruiping Zhang
Name:
Title:

Han Hongtao
By:	/s/ Han Hongtao
Xie Chun
By:	/s/ Xie Chun

Execution Page